Weyco Reports Fourth Quarter And Full Year 2014 Results

MILWAUKEE, March 2, 2015 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter and year ended December 31, 2014.

FOURTH QUARTER

Net sales for the fourth quarter of 2014 were $95.3 million, an increase of 21% from 2013 net sales of $78.5 million. Earnings from operations were $13.4 million in the fourth quarter of 2014, up 24% as compared to $10.8 million in 2013. Net earnings attributable to the Company were $8.1 million in the fourth quarter of 2014, as compared to $6.8 million in 2013, an increase of 19%. Earnings for the fourth quarter of 2014 included $611,000 ($373,000 after tax) of expense resulting from an increase in the estimated liability for future payments related to the 2011 acquisition of The Combs Company ("Bogs"). Without this adjustment, earnings from operations and net earnings attributable to the Company would have been up 30% and 25%, respectively, for the quarter.

Diluted earnings per share increased to $0.75 in the fourth quarter of 2014, up from $0.62 per share in the fourth quarter of 2013. Without the Bogs liability adjustment described above, diluted earnings per share on an adjusted basis would have been $0.78 in the fourth quarter of 2014, as shown in the "Reconciliation of Non-GAAP Financial Measure" table below.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $73.9 million for the fourth quarter of 2014, up 27% as compared to $58.2 million in 2013. Within the wholesale segment, net sales of our BOGS brand were up 69% this quarter, driven by increased sales of women's and children's boots in the U.S. and Canada. Stacy Adams net sales increased 19% for the quarter, due to sales volume increases in the modern dress shoe category which resulted in higher sales with department stores and national shoe chains. Net sales of the Nunn Bush brand were up 13% for the quarter, mainly due to higher sales with department stores and internet retailers. Florsheim net sales were up 10% for the quarter, driven by higher sales volumes with national shoe chains and internet retailers. Wholesale gross earnings were 35.2% of net sales in the fourth quarter of 2014, compared to 36.2% in the fourth quarter of 2013. The decrease in gross earnings percentage was the result of significantly lower margins in our Canadian business, caused by the weaker Canadian dollar relative to the U.S. dollar in the fourth quarter of 2014, as compared to last year's fourth quarter. Driven by higher sales volumes, wholesale earnings from operations increased 26% to $9.8 million in the fourth quarter of 2014, from $7.8 million in 2013. This year's fourth quarter earnings from operations included additional expense resulting from the Bogs liability adjustment described above. Without this adjustment, wholesale earnings from operations would have been up 33% for the quarter.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $7.5 million in the fourth quarter of 2014, up 9% as compared to $6.9 million in 2013. Same store sales were up 11% for the quarter. There was one fewer domestic retail store operating during the fourth quarter of 2014 than there was in last year's fourth quarter. Earnings from operations for the retail segment were $1.7 million in the fourth quarter of 2014, up 14% as compared to $1.5 million in 2013. The increase in both sales and operating earnings was due to improved performance in the Company's U.S. internet business.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $13.9 million in the fourth quarter of 2014, up 3% as compared to $13.5 million in 2013. This increase was primarily due to higher net sales in Florsheim Europe's wholesale business. Florsheim Australia's net sales were flat at $12.1 million this quarter, compared to the same period last year. In local currency, Florsheim Australia's net sales were up 8% for the quarter, due to higher sales in its retail businesses, where sales were up 15% (same store sales up 6%), partially offset by lower sales in its wholesale businesses, where sales were down 7% for the quarter. Florsheim Australia's net sales in U.S. dollars were negatively impacted by the weaker Australian dollar relative to the U.S. dollar in 2014. Earnings from operations of these businesses were $1.9 million in the fourth quarter of 2014, up 23% as compared to $1.6 million in the same period one year ago. This increase was driven by higher gross margins in Florsheim Australia's wholesale businesses.

FULL YEAR 2014

Overall net sales in 2014 were $320.5 million, an increase of 7% from 2013 net sales of $300.3 million. Earnings from operations were $30.7 million in 2014, up 10% as compared to $27.8 million in 2013. Net earnings attributable to the Company were $19.0 million in 2014, as compared to $17.6 million in 2013, an increase of 8%. Earnings for 2014 included $611,000 ($373,000 after tax) of expense resulting from an increase in the estimated liability for future payments related to the 2011 acquisition of Bogs. Without this adjustment, earnings from operations and net earnings attributable to the Company would have been up 12% and 10%, respectively, for the year.

Diluted earnings per share increased to $1.75 in 2014, up from $1.62 per share in 2013. Without the Bogs liability adjustment described above, 2014 diluted earnings per share on an adjusted basis would have been $1.78, as shown in the "Reconciliation of Non-GAAP Financial Measure" table below.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $243.4 million in 2014, up 8% as compared to $225.7 million in 2013. Within the wholesale segment, net sales of our BOGS brand were up 46% for the year, driven by increased sales of women's and children's boots in the U.S. and Canada. Stacy Adams net sales were up 5% for the year, due to sales volume increases in the modern dress shoe category which resulted in higher sales across a number of distribution categories. Net sales of our Nunn Bush and Florsheim brands were down 4% and 1%, respectively, for the year. The decline at Nunn Bush was mainly due to lower sales with one major department store. Florsheim net sales were down due to lower sales with department stores and independent stores, partially offset by increases with chain stores and internet retailers. Wholesale gross earnings were 32.3% of net sales in 2014, compared to 32.6% in 2013. The decrease in gross earnings percentage was the result of significantly lower margins in our Canadian business, caused by the weaker Canadian dollar relative to the U.S. dollar in 2014, as compared to 2013. Driven by higher sales volumes, wholesale earnings from operations increased 9% to $22.5 million in 2014, from $20.7 million in 2013. This year's earnings from operations included additional expense resulting from the Bogs liability adjustment described above. Without this adjustment, wholesale earnings from operations would have been up 11% for the year.

In the North American retail segment, net sales were flat at $23.3 million in 2014 and 2013. There were seven fewer domestic retail stores operating in 2014 than in 2013; one store that closed in 2014 and six stores that closed throughout 2013. The sales losses from these closed stores were offset by a 5% increase in same store sales for the year. Earnings from operations for the retail segment were $3.3 million in 2014, up 9% as compared to $3.0 million in 2013. This increase was due to improved performance in the Company's U.S. internet business.

The Company's other businesses had net sales of $53.7 million in 2014, up 5% as compared with $51.4 million in 2013. This increase was due to higher sales volumes at both Florsheim Europe and Florsheim Australia. Florsheim Australia's net sales were up $1.4 million, or 3%, for the year. In local currency, Florsheim Australia's net sales were up 10% for the year. This increase was due to higher sales in both its retail businesses, where sales were up 13% (same store sales up 10%), and its wholesale businesses, where sales were up 6%. Florsheim Australia's net sales in U.S. dollars were negatively impacted by the weaker Australian dollar relative to the U.S. dollar in 2014. Earnings from operations of these businesses were $4.8 million in 2014, up 21% as compared to $4.0 million last year. The increase was primarily due to higher operating earnings at Florsheim Australia.

"We are excited about the growth of our BOGS brand this year, which was fueled by the growing popularity of the brand in both the U.S. and Canada," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "We are also encouraged by the positive momentum our legacy brands enjoyed during the second half of the year. As we embark on 2015, we feel our brands are well-positioned in their respective markets for future growth."

On March 2, 2015, the Company's Board of Directors declared a cash dividend of $0.19 per share to all shareholders of record on March 16, 2015, payable March 31, 2015.

Reconciliation of Non-GAAP Financial Measure

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Diluted earnings per share, as reported	$ 0.75	$ 0.62	$ 1.75	$ 1.62
Effect of Bogs liability adjustment	0.03	-	0.03	-
Diluted earnings per share, as adjusted	$ 0.78	$ 0.62	$ 1.78	$ 1.62

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the table above (as well as the information provided in this release) provides certain non-GAAP financial information, related to diluted earnings per share excluding the impact of the Bogs liability adjustment (as described in more details above). Management believes that presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. In addition, the Company believes the presentation of diluted earnings per share excluding the impact of the Bogs liability adjustment enhances an investor's ability to make period-to-period comparisons of the Company's operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.

Conference Call Details

Weyco Group will host a conference call on March 3, 2015, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2014 financial results in more detail. To participate in the call please dial 888-679-8035 or 617-213-4848, referencing passcode 55353660, five minutes before the start of the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/3o433q3z. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014 AND 2013 (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(In thousands, except per share amounts)

Net sales	$ 95,271	$ 78,545	$ 320,488	$ 300,284
Cost of sales	56,205	45,208	197,420	182,971
Gross earnings	39,066	33,337	123,068	117,313

Selling and administrative expenses	25,685	22,536	92,411	89,558
Earnings from operations	13,381	10,801	30,657	27,755

Interest income	282	317	1,174	1,461
Interest expense	(55)	(70)	(178)	(384)
Other (expense) and income, net	(334)	97	(595)	(653)

Earnings before provision for income taxes	13,274	11,145	31,058	28,179

Provision for income taxes	4,746	3,887	11,234	9,930

Net earnings	8,528	7,258	19,824	18,249

Net earnings attributable to noncontrolling interest	438	454	804	648

Net earnings attributable to Weyco Group, Inc.	$ 8,090	$ 6,804	$ 19,020	$ 17,601

Weighted average shares outstanding
Basic	10,735	10,807	10,791	10,779
Diluted	10,845	10,939	10,888	10,865

Earnings per share
Basic	$ 0.75	$ 0.63	$ 1.76	$ 1.63
Diluted	$ 0.75	$ 0.62	$ 1.75	$ 1.62

Cash dividends declared (per share)	$ 0.19	$ 0.18	$ 0.75	$ 0.54

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2014	2013
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 12,499	$ 15,969
Marketable securities, at amortized cost	5,914	5,196
Accounts receivable, net	55,100	48,530
Accrued income tax receivable	-	1,055
Inventories	69,015	63,196
Prepaid expenses and other current assets	7,521	6,136
Total current assets	150,049	140,082

Marketable securities, at amortized cost	24,540	25,024
Deferred income tax benefits	1,999	-
Property, plant and equipment, net	33,694	35,112
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,304	21,455
Total assets	$ 277,446	$ 267,533

LIABILITIES AND EQUITY:
Short-term borrowings	$ 5,405	$ 12,000
Accounts payable	15,657	13,956
Dividend payable	2,045	1,949
Accrued liabilities	12,752	10,902
Accrued income tax payable	151	-
Deferred income tax liabilities	1,747	849
Total current liabilities	37,757	39,656

Deferred income tax liabilities	-	1,993
Long-term pension liability	33,379	21,901
Other long-term liabilities	8,356	6,991

Common stock	10,821	10,876
Capital in excess of par value	37,966	31,729
Reinvested earnings	160,179	156,983
Accumulated other comprehensive loss	(18,030)	(9,422)
Total Weyco Group, Inc. equity	190,936	190,166
Noncontrolling interest	7,018	6,826
Total equity	197,954	196,992
Total liabilities and equity	$ 277,446	$ 267,533

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2014	2013
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 19,824	$ 18,249
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	3,659	3,962
Amortization	361	272
Bad debt expense	240	132
Deferred income taxes	1,115	1,268
Net losses on remeasurement of contingent consideration	611	24
Net foreign currency transaction losses	268	279
Stock-based compensation	1,465	1,283
Pension contributions	(1,300)	(1,282)
Pension expense	2,212	3,737
Other-than-temporary investment impairment	-	200
Increase in cash surrender value of life insurance	(552)	(540)
Changes in operating assets and liabilities -
Accounts receivable	(6,787)	421
Inventories	(5,807)	2,048
Prepaid expenses and other assets	(901)	(295)
Accounts payable	1,626	2,846
Accrued liabilities and other	604	(2,858)
Accrued income taxes	1,205	80
Net cash provided by operating activities	17,843	29,826

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(8,427)	(122)
Proceeds from maturities of marketable securities	8,177	13,968
Life insurance premiums paid	(155)	(155)
Investment in real estate	-	(3,206)
Purchase of property, plant and equipment	(2,890)	(2,699)
Net cash (used for) provided by investing activities	(3,295)	7,786

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(8,029)	(3,904)
Cash dividends paid to noncontrolling interest of subsidiary	(198)	(205)
Shares purchased and retired	(7,984)	(4,623)
Proceeds from stock options exercised	4,881	3,932
Payment of contingent consideration	-	(1,270)
Proceeds from bank borrowings	101,200	11,000
Repayments of bank borrowings	(107,795)	(44,000)
Income tax benefits from stock-based compensation	133	570
Net cash used for financing activities	(17,792)	(38,500)

Effect of exchange rate changes on cash and cash equivalents	(226)	(431)

Net decrease in cash and cash equivalents	$ (3,470)	$ (1,319)

CASH AND CASH EQUIVALENTS at beginning of year	15,969	17,288

CASH AND CASH EQUIVALENTS at end of year	$ 12,499	$ 15,969

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 8,875	$ 7,807
Interest paid	$ 127	$ 335

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880